Exhibit 21.1

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC. SUBSIDIARIES

The following are direct wholly-owned subsidiaries of Tempus Applied Solutions Holdings, Inc.

Subsidiary	Jurisdiction of Incorporation/Formation
Chart Merger Sub Inc.	Delaware

TAS Merger Sub LLC	Delaware